Exhibit 10.15

EXECUTION VERSION

LIMITED GUARANTY

This LIMITED GUARANTY (this “Guaranty”) is made and entered into by KKR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership, whose address is 9 West 57th Street, Suite 4200, New York, NY 10019 (“Guarantor”), for the benefit of GOLDMAN SACHS BANK USA, whose address is 200 West Street, 7th Floor,  New York, New York 10282 (“Buyer”) on this September 30, 2016.

WHEREAS:

A.                                    KREF LENDING III LLC, a Delaware limited liability company, as a seller (together with its successors and permitted assigns, “QRS Seller”), KREF LENDING III TRS LLC, a Delaware limited liability company , as a seller (together with its successors and permitted assigns, “TRS Seller”; together with QRS Seller, the “Sellers” and each a “Seller”), and Buyer have entered into that certain Master Repurchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified, the “Repurchase Agreement”), pursuant to which Buyer may, from time to time, purchase certain Eligible Loans from the applicable Seller, with a simultaneous agreement from the applicable Seller to repurchase such Eligible Loans at a date certain or on demand (each purchase by Buyer of an Eligible Loan under the Repurchase Agreement, a “Transaction” and collectively, the “Transactions”);

B.                                    Buyer requires, as a condition of entering into the Repurchase Agreement and the other Transaction Documents, that Guarantor deliver to Buyer this Guaranty;

C.                                    Guarantor indirectly owns 100% of QRS Seller and TRS Seller;

D.                                    Guarantor expects to benefit if Buyer enters into the Repurchase Agreement and the other Transaction Documents with Sellers, and desires that Buyer enter into the Repurchase Agreement and the other Transaction Documents with Sellers; and

E.                                     Buyer would not enter into the Transaction Documents with Sellers unless Guarantor executed this Guaranty.  This Guaranty is therefore (i) related to the Repurchase Agreement and the other Transaction Documents, (ii) delivered to Buyer in connection with the Repurchase Agreement and the other Transaction Documents, and (iii) delivered to Buyer to induce Buyer to enter into the Repurchase Agreement and the other Transaction Documents.

NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement, Guarantor agrees as follows:

1.                                      Definitions.  For purposes of this Guaranty, the following terms shall be defined as set forth below.  In addition, any capitalized term defined in the Repurchase Agreement but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

“Additional Obligations” means all payment obligations of Guarantor to Buyer hereunder other than Guaranteed Obligations, including, without limitation, obligations of Guarantor to pay amounts to Buyer pursuant to Section 2(d), Section 2(e), Section 2(g) and Section 22.

“Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s assignee, designee, nominee, servicer, or wholly owned Subsidiary as permitted in accordance with the terms of the Repurchase Agreement.

“Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Liquidity” means, at any date of determination, the sum of unrestricted Cash plus Cash Equivalents, which shall include, at all times prior to the date of an IPO Transaction, all of the unfunded and uncalled investor capital commitments of Guarantor or REIT (provided REIT is required to contribute such capital contributions to Guarantor upon receipt), if any, that are available to be called on without discretion, so long as all conditions are satisfied, on the part of the investor and that are not either pledged to any other Person or subject to any Lien.

“Consolidated Subsidiaries” means, as of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Guaranteed Obligations” means, cumulatively, all of QRS Seller and TRS Sellers’ obligations (without regard to any limitation of recourse against either Seller) to fully and promptly pay (a) the Purchase Price of the Purchased Loans owed to Buyer under the Repurchase Agreement and the Transaction Documents, (b) the aggregate accrued but unpaid Price Differential thereon owed to Buyer under the Repurchase Agreement and the other Transaction Documents, (c) any costs or fees (including any such costs or fees arising from and after the filing of an Insolvency Proceeding against either Seller) owed to Buyer under the Repurchase Agreement and the other Transaction Documents, (d) all other sums expended by Buyer or Buyer’s designee or nominee acting on Buyer’s behalf in exercising Buyer’s rights and remedies under the Transaction Documents, including Buyer’s Legal Costs relating to the enforcement of remedies pursuant to the Transaction Documents, and (e) each Seller’s indemnification obligations under the Repurchase Agreement with regard to which claims have been made by Buyer.

“Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or Governmental Authority, bureau or agency that relates to or affects this Guaranty or any asset(s) or property(ies) of Guarantor.

“Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

“Interest Expense” means, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to Indebtedness as show on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its Consolidated Subsidiaries during the applicable period.

“IPO Transaction” means the listing and trading of REIT or Guarantor (or any successors to REIT or Guarantor that do not, in each case, result in a Change of Control, unless approved by Buyer as determined in its sole discretion) on NYSE or Nasdaq.

Legal Costs” means all actual, documented, external, out-of-pocket costs and expenses reasonably incurred by Buyer in any Proceeding, any Guarantor Litigation, or any default by either Seller under the Transaction Documents or by any Guarantor under this Guaranty, including reasonable attorneys’ fees, disbursements, and other reasonable, charges incurred by Buyer’s attorneys, court costs and expenses, and reasonable, charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services incurred in connection with the enforcement of this Guaranty.

“More Favorable Agreement” has the meaning set forth in Section 5.

“Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Transaction Documents, including (a) an Insolvency Proceeding; and (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Transaction Document(s) (including this Guaranty) against QRS Seller, TRS Seller, Pledgor or Guarantor.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Recourse Indebtedness” means, with respect to any Person, for any period, without duplication, the aggregate Indebtedness of such Person during such period for which such Person or Persons is directly responsible or liable as obligor or guarantor.

“Security” means any security or collateral held by or for Buyer for the Transactions or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Transactions in whole or in part.  “Security” shall include all assets and property of any kind whatsoever pledged to Buyer pursuant to the Transaction Documents.

“Subrogation Deferral” has the meaning set forth in Section 13(b).

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tangible Net Worth” means, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, (a) all amounts which would be included under capital or shareholders’ equity (or like caption) on the consolidated balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person or any such Consolidated Subsidiary from any Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) Intangible Assets and (iii) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and its Consolidated Subsidiaries and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person and its Consolidated Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) Intangible Assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of non-recourse Indebtedness owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time.

“Total Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of such Person and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of all non-Consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP, less the amount of non-recourse Indebtedness owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time.

“Waiver Disclosure” has the meaning set forth in Section 14.

2.                                      Guaranty of All Guaranteed Obligations.

(a)                                 Subject to Section 2(b), Guarantor hereby unconditionally and irrevocably guarantees to Buyer the full, prompt and complete payment and performance by each Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations.  All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guaranteed Obligation(s) when and as required to be paid and performed pursuant hereto.

(b)                                 Notwithstanding anything in this Guaranty or in any Transaction Document to the contrary, but subject to Section 2(c), Section 2(d) or Section 2(e), the maximum liability of Guarantor under Section 2(a) shall in no event exceed twenty-five percent (25%) of the Guaranteed Obligations.

(c)                                  Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Guaranteed Obligations immediately shall become fully recourse to Guarantor in the event of any of the following:

(i)                                     a voluntary Insolvency Proceeding is commenced by QRS Seller, TRS Seller or Guarantor under any bankruptcy law;

(ii)                                  an involuntary Insolvency Proceeding is commenced under any bankruptcy law against QRS Seller, TRS Seller, Guarantor or Pledgor in connection with which either (A) QRS Seller, TRS Seller, Guarantor, Pledgor, or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such Insolvency Proceeding, or (B) QRS Seller, TRS Seller, Guarantor, Pledgor, any Affiliate of any of the foregoing or any representative of any of the foregoing files an answer consenting to, or otherwise acquiescing in, or joining in, such involuntary Insolvency Proceeding; or QRS Seller, TRS Seller, Guarantor or Pledgor (x) consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, liquidator, trustee or examiner for QRS Seller, TRS Seller, Guarantor or Pledgor, or (y) makes an assignment for the benefit of creditors;

(iii)                               any material breach of Section 13 of the Repurchase Agreement that substantially contributes to the substantive consolidation of any of the assets and/or liabilities of QRS Seller or TRS Seller with the assets and/or liabilities of any other entity in an Insolvency Proceeding.

(d)                                 In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in Section 2(b), Guarantor shall be liable for any out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer (excluding consequential, special or punitive damages) resulting from or attributable to the following items (and not due to Buyer’s gross negligence, bad faith or willful misconduct):

(i)                                     any breach of Section 13 of the Repurchase Agreement;

(ii)                                  any breach by QRS Seller, TRS Seller or Guarantor or any of their Affiliates of any representations and warranties contained in this Guaranty, the Repurchase Agreement or any of the other Transaction Documents including but not limited to any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Hazardous Materials, in each case in any way affecting any Mortgaged Property or any of the Purchased Loans; or

(iii)                               any fraud or intentional misrepresentation by QRS Seller, TRS Seller or Guarantor or any of their Affiliates in connection with the execution and the delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents or during the term of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents.

(e)                                  In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in Section 2(b) above, and subject to Section 14(c) below, Guarantor shall be liable for any Payment Extended Amounts until all such Payment Extended Amounts are paid in full.

(f)                                   Nothing herein shall be deemed to be a waiver of any right which Buyer may have in any Insolvency Proceeding involving QRS Seller or TRS Seller as debtor under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any other bankruptcy law to file a claim against QRS Seller or TRS Seller for the full amount of the indebtedness secured by the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Buyer in accordance with the Repurchase Agreement or any other Transaction Documents.

(g)                                  Guarantor further agrees to pay any and all reasonable, documented, external,  out-of-pocket expenses (including, without limitation, Legal Costs) which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of any rights with respect to, or collecting, any or all of the Guaranteed Obligations, as may be limited by Section 2(b),  and any or all Additional Obligations, and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.

(h)                                 No payment or payments made by any Seller or any other Person or received or collected by Buyer from any Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations or Additional Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations, as may be limited by Section 2(b), and Additional Obligations until the Guaranteed Obligations, as may be limited by Section 2(b), and Additional Obligations are paid in full.

(i)                                     Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guaranty for such purpose.

(j)                                    All liabilities of Guarantor hereunder are full recourse to Guarantor, but for the avoidance of doubt, are not liabilities of any officer, director, manager, employee, consultant, investor, shareholder, principal or agent of Manager or Guarantor or any direct or indirect owner of Manager or Guarantor. In furtherance thereof, Buyer shall not make any personal claim against any officer, director, manager, employee, consultant, investor, shareholder, principal or agent of Manager or Guarantor or any direct or indirect owner of Manager or Guarantor for any obligations arising out of or relating to this Guaranty.

3.                                      Nature and Scope of Liability.  Guarantor’s liability under this Guaranty is primary and not secondary.  Guarantor’s liability under this Guaranty shall be in the full amount of all Guarantied Obligations, as may be limited by Section 2(b), and the full amount of the Additional Obligations.

4.                                      Changes in Transaction Documents.  Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to any Seller or any other party under any of the Transaction Document(s), (b) change, amend or modify any Transaction Document(s) (other than this Guaranty), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional

Security, (e) discharge or release any party or parties liable under the Transaction Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) enter into other Transactions with QRS Seller or TRS Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority to Repurchase Prices or other obligations as Buyer may determine in its sole and absolute discretion, and (j) otherwise deal with any Seller and any other party related to the Transactions or any Security as Buyer may determine in its sole and absolute discretion.  Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if any obligation under the Transaction Documents is altered in any respect or Buyer’s or Guarantor’s remedies or rights against any Seller are in any way impaired or suspended without Guarantor’s consent.  If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against any Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5.                                      Certain Financial Covenants; MFN.  On and as of the date hereof, on each Purchase Date under the Repurchase Agreement, and at all times during the term of the Repurchase Agreement and the other Transaction Documents and at all times until all Repurchase Obligations have been repaid in full, Guarantor shall not, with respect to itself and its Consolidated Subsidiaries taken as a whole, determined in conformity with GAAP:

(i)                                     permit the ratio of (i) all amounts set forth on an income statement of REIT and its Consolidated Subsidiaries prepared in accordance with GAAP for interest income (excluding deferred interest and the amortized portion of any upfront fees) for the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination to (ii) the Interest Expense of REIT and its Consolidated Subsidiaries for such period, to be less than 1.50 to 1.00, as determined as soon as practicable after the end of such period, but in no event later than forty-five (45) days after the last day of such period;

(ii)                                  permit the Tangible Net Worth of Guarantor and its Consolidated Subsidiaries at any time to be less than the sum of (i) Two Hundred and Seventy-Nine Million Dollars ($279,000,000) plus (ii) seventy-five percent (75%) of the aggregate net cash proceeds of any equity issuances made and any capital contributions received by REIT or Guarantor;

(iii)                               permit the Cash Liquidity of Guarantor and its Consolidated Subsidiaries at any time to be less than ((A) at all times prior to the date of an IPO Transaction, the greater of (i) Ten Million Dollars ($10,000,000) and (ii) Ten Percent (10.0%) of the Recourse Indebtedness of Guarantor and its Consolidated Subsidiaries; and (B) at all times from and after the date of an IPO Transaction, the greater of (i) Ten Million Dollars ($10,000,000) and (ii) Five Percent (5.0%) of the Recourse Indebtedness of Guarantor and its Consolidated Subsidiaries; or

(iv)                              permit at any time the ratio, expressed as a percentage, the numerator of which shall equal the Total Indebtedness of Guarantor and its Consolidated Subsidiaries and the denominator of which shall equal the Total Assets of Guarantor and its Consolidated Subsidiaries, to at any time be greater than seventy-five percent (75.00%).

If Guarantor or any of its direct or indirect Subsidiaries has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to any of the foregoing financial covenants or the definitions referenced in the foregoing financial covenants (“More Favorable Agreement”), the terms of the Transaction Documents shall be deemed automatically amended to include such more favorable terms contained in such More Favorable Agreement. Guarantor shall give (i) in the case of an existing More Favorable Agreement, prompt notice to Buyer of such more favorable terms, or (ii) in the case of a More Favorable Agreement that has not yet been executed, not less than five (5) Business Days’ prior to the execution thereof, notice of such more favorable terms.  No later than (i) in the case of an existing More Favorable Agreement, five (5) Business Days after notice is given of the more favorable terms or (ii) in the case of a More Favorable Agreement that has not yet been executed, the date on which such more favorable terms become effective, Guarantor shall enter into such amendments to this Guaranty and the other Transactions Document as may be required by Buyer, and reasonably approved by Guarantor, giving effect to such more favorable terms; provided, that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the Guarantor.

6.                                      Nature of Guaranty.  Guarantor’s liability under this Guaranty is a guaranty of payment of the Guaranteed Obligations, as may be limited by Section 2(b), and all Additional Obligations, and is not a guaranty of collection or collectability.  Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Transaction Documents.  Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations or Additional Obligations owing hereunder.  Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if QRS Seller or TRS Seller had no liability at the time of execution of the Transaction Documents or later cease to be liable under any Transaction Document, whether pursuant to Insolvency Proceedings or otherwise.  Guarantor shall not be entitled to claim, and irrevocably covenants not to raise or assert, any defenses against the Guaranteed Obligations or Additional Obligations that would or might be available to any Seller, other than to the extent of any actual payment and performance of the Guaranteed Obligations and Additional Obligations in accordance with their terms.  Guarantor waives any right to compel Buyer to proceed first against any Seller or any Security before proceeding against Guarantor.  Guarantor agrees that if any of the Guaranteed Obligations or Additional Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations and Additional Obligations as if they were and continued to be legally enforceable, all in accordance with their terms  and, in the case of Insolvency Proceedings, before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of either Seller.  Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a guarantor’s liability cannot exceed the liability of the principal.  Guarantor intends to be fully liable for the Guaranteed Obligations, as may be limited by Section 2(b) and Additional Obligations regardless of the scope of either Seller’s liability thereunder.  Without limiting the generality of the foregoing, if the Guaranteed Obligations are “nonrecourse” as to any Seller or each Seller’s liability for the Guaranteed Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable to the full extent of all of Guarantor’s assets, with respect to all the Guaranteed Obligations, even though each Seller’s liability for the Guaranteed Obligations may be less limited in scope or less burdensome.  Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer conducts the Transactions with either Seller or otherwise, or any waiver of the terms of any Transaction Document by Buyer or other failure of Buyer to require full compliance with the Transaction Documents.  Guarantor’s liability under this Guaranty shall continue until all sums due under the Transaction Documents have been paid in full (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents) and all other performance required under the Transaction Documents has been rendered in full, except as expressly provided otherwise in this Guaranty.  Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) Hazardous Materials, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of either Seller, or (d) any breach by either Seller of any representation or warranty contained in any Transaction Document.

7.                                      Waivers of Rights and Defenses.  Guarantor waives any right to require Buyer to (a) proceed against any Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit.  Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guaranteed Obligations, as may be limited by Section 2(b), and in respect of Additional Obligations without taking any actions against any Seller and without proceeding against or exhausting any Security.  Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against each Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional.  Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against either Seller (if any) and that Guarantor may incur a partially or totally nonreimbursable liability in performing under this Guaranty.  Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions.  If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty.  Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right (except as set forth herein) that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a non-judicial foreclosure sale to the difference between the Guaranteed Obligations and Additional Obligations, on the one hand, and the fair market value of the Property or interests sold at such non-judicial foreclosure sale on the other hand, or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency.  Any proceeds of a foreclosure or similar sale may be applied first to any obligations of the applicable Seller that do not also constitute Guaranteed Obligations within the meaning of this Guaranty.  Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Transaction Document, or any other provision of a Transaction Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against either Seller or any other Person, shall have absolutely no application to Guarantor’s liability under this Guaranty.  To the extent that Buyer collects or receives any sums or payments from either Seller or any proceeds of a foreclosure or similar sale, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of the applicable Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the person making the payment.

8.                                      Additional Waivers.  Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations and any of the Additional Obligations.  Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty.  No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9.                                      Other Actions Taken or Omitted.  Notwithstanding any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, the Additional Obligations, or the Security, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations, as may be limited by Section 2(b), or Additional Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations, as may be limited by Section 2(b), and Additional Obligations, when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of such Guaranteed Obligations, as may be limited by Section 2(b), and such Additional Obligations.

10.                               No Duty to Prove Loss.  To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall promptly, and in any event within two (2) Business Days pay Buyer the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that the Security is inadequate for the Transactions; that Buyer has currently suffered any loss; or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to any Seller, Pledgor or any Security.

11.                               Full Knowledge.  Guarantor acknowledges, represents, and warrants that Guarantor has had a full and adequate opportunity to review the Transaction Documents, the transactions contemplated by the Transaction Documents, and all underlying facts relating to such transactions.  Guarantor represents and warrants that Guarantor fully understands: (a) the remedies Buyer may pursue against QRS Seller, TRS Seller, Pledgor and/or Guarantor in the event of a default under the Transaction Documents, (b) the value (if any) and character of any Security, and (c) each Seller’s financial condition and ability to perform under the Transaction Documents.  Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of each Seller’s obligations to Buyer and Pledgor’s obligations to Buyer.  Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to QRS Seller, TRS Seller or Pledgor, the Transactions or any Security.  At any time provided for in the Transaction Documents, Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s failure to comply with the financial covenants in Section 5), in each case, as set forth in the Transaction Documents, may be event(s) of default under the Transaction Documents.

12.                               Representations and Warranties.  Guarantor acknowledges, represents and warrants as of the date hereof, as of each Purchase Date under the Repurchase Agreement, and at all times during the term of the Repurchase Agreement and the other Transaction Documents and at all times until all Repurchase Obligations have been repaid in full, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in entering into the Transactions:

(a)                                 Due Execution; Enforceability.  This Guaranty has been duly authorized, executed, and delivered, and is fully valid, binding, and enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).

(b)                                 No Conflict.  The execution, delivery, and performance of this Guaranty will not violate any provision of any (i) law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, (ii) mortgage, indenture, loan, or security agreement, lease,  or  (iii) contract or other agreement, instrument or undertaking to which Guarantor is a party or that purports to bind Guarantor or any of Guarantor’s property or assets; in the case of clause (iii) above, to the extent that such violation would have a Material Adverse Effect.

(c)                                  No Third Party Consent Required.  No consent of any person (including creditors or partners, members, stockholders, or other owners of Guarantor), other than those consents obtained as of the date hereof, is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty.  Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(d)                                 Authority and Execution.  Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty.  Guarantor has taken all necessary corporate and legal action to authorize this Guaranty.

(e)                                  No Representations by Buyer.  Guarantor delivers this Guaranty based solely upon Guarantor’s own independent investigation and based in no part upon any representation or statement by Buyer.

(f)                                   Organization.  Guarantor is duly formed, validly existing and in good standing under the laws and regulations of the state of Guarantor’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Guarantor’s business.  Guarantor has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guaranty and the other Transaction Documents.

(g)                                  Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s knowledge, threatened against Guarantor or any of its assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s knowledge,  threatened against Guarantor which could reasonably be expected to result in any material adverse change in the business, operations (or prospects), condition (financial or otherwise), properties, or assets of Guarantor, or which could reasonably be expected to have an adverse effect on the validity of the Guaranty or any action taken or to be taken in connection with the obligations of Guarantor under the Guaranty.  Guarantor is in compliance in all material respects with all Requirements of Law, including ERISA.  Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(h)                                 Financial Information.  All financial data concerning Guarantor that has been delivered by or on behalf of Guarantor to Buyer is true, complete and correct in all material respects, and, with respect to quarterly and annual financial statements, has been prepared in accordance with GAAP.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the business, operations (or prospects), condition (financial or otherwise), properties, or assets of Guarantor.

(i)                                     Adequate Capitalization.  Guarantor and its Subsidiaries have not become, and are not presently, financially insolvent nor will Guarantor and its Subsidiaries be made insolvent by virtue of Guarantor’s execution of or performance under this Guaranty or any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.

(j)                                    No Misstatements.  No information, exhibit, report or certificate delivered by Guarantor to Buyer in connection with the Transactions or any Transaction Document contains any material misstatement of fact or has omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

13.                               Reimbursement and Subrogation Rights.  Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a)                                 General Deferral of Reimbursement.  Guarantor waives any right to be reimbursed by any Seller for any payment(s) made by Guarantor on account of the Guaranteed Obligations or Additional Obligations, unless and until all Guaranteed Obligations and Additional Obligations have been paid in full and all periods within which such payments may be set aside or invalidated have expired.  Guarantor acknowledges that Guarantor has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Transactions (which benefits Guarantor, as an indirect owner of 100% of the equity interests of QRS Seller and TRS Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against any Seller as consideration for this Guaranty.

(b)                                 Deferral of Subrogation and Contribution.  Guarantor agrees it shall have no right of subrogation against QRS Seller, TRS Seller, Pledgor or Buyer and no right of subrogation against any Security unless and until: (a) such right of subrogation does not violate (or otherwise produce any result adverse to Buyer under) any applicable law, including any bankruptcy or insolvency law; (b) all amounts due under the Transaction Documents have been paid in full and all other performance required under the Transaction Documents has been rendered in full to Buyer (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents); and (c) all periods within which such payment may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”).

(c)                                  Effect of Invalidation.  To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer that Guarantor’s rights of subrogation against QRS Seller, TRS Seller, Pledgor or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and Pledgor and to Buyer’s right, title, and interest in such Security.

(d)                                 Claims in Insolvency Proceeding.  Guarantor shall not file any claim in any Insolvency Proceeding affecting QRS Seller, TRS Seller or Pledgor unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer.  Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect, and by executing this Guaranty hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf.  Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full Buyer shall release to Guarantor any further payments received on account of any such claim.

14.                               Waiver Disclosure.  Guarantor acknowledges that pursuant to this Guaranty, Guarantor has waived a substantial number of defenses that Guarantor might otherwise under some circumstance(s) be able to assert against Guarantor’s liability to Buyer.  Guarantor acknowledges and confirms that Guarantor has substantial experience as a sophisticated participant in substantial commercial real estate transactions and is fully familiar with the legal consequences of signing this or any other guaranty.  In addition, Guarantor is represented by competent counsel.  Guarantor has obtained from such counsel, and understood, a full explanation of the nature, scope, and effect of the waivers contained in this Guaranty (a “Waiver Disclosure”).  In the alternative, Guarantor has, with advice from such counsel, knowingly and intentionally waived obtaining a Waiver Disclosure.  Accordingly Guarantor does not require or expect Buyer to provide a Waiver Disclosure.  It is not necessary for Buyer or this Guaranty to provide or set forth any Waiver Disclosure, notwithstanding any principles of law to the contrary.  Nevertheless, Guarantor specifically acknowledges that Guarantor is fully aware of the nature, scope, and effect of all waivers contained in this Guaranty, all of which have been fully disclosed to Guarantor.  Guarantor acknowledges that as a result of the waivers contained in this Guaranty:

(a)                                 Actions by Buyer.  Buyer will be able to take a wide range of actions relating to QRS Seller, TRS Seller, Pledgor, the Transactions, and the Transaction Documents, all without Guarantor’s consent or notice to Guarantor.  Guarantor’s full and unconditional liability under this Guaranty will continue whether or not Guarantor has consented to such actions.  Guarantor may disagree with or disapprove such actions, and Guarantor may believe that such actions should terminate or limit Guarantor’s obligations under this Guaranty, but such disagreement, disapproval, or belief on the part of Guarantor will in no way limit Guarantor’s obligations under this Guaranty.

(b)                                 Interaction with Sellers’ Liability.  Guarantor shall be fully liable for all Guaranteed Obligations, as may be limited by Section 2(b), and Additional Obligations even if either Seller has no liability whatsoever under the Transaction Documents or the Transaction Documents are otherwise invalid, unenforceable, or subject to defenses available to either Seller.  Guarantor acknowledges that Guarantor’s full and unconditional liability under this Guaranty (with respect to the Guaranteed Obligations, as may be limited by Section 2(b), and the Additional Obligations, in each case, as if they were fully enforceable against each Seller) will continue notwithstanding any such limitations on or impairment of either Seller’s liability.

(c)                                  Timing of Enforcement.  Buyer will be able to enforce this Guaranty against Guarantor even though Buyer might also have available other rights and remedies that Buyer could conceivably enforce against the Security or against other parties.  As a result, Buyer may require Guarantor to pay the Guaranteed Obligations, as may be limited by Section 2(b), and the Additional Obligations earlier than Guarantor would prefer to pay such amounts, including immediately upon the occurrence of an Event of Default by either Seller under the Transaction Documents, provided that Buyer agrees that, unless an Event of Default has occurred and is continuing, it will not demand Guarantor pay the amount of any Guaranteed Obligations that constitute a guaranty of Payment Extended Amounts until the date such Payment Extended Amount would otherwise be due and payable under the Repurchase Agreement.  Guarantor will not be able to assert against Buyer various defenses, theories, excuses, or procedural requirements that might otherwise force Buyer to delay or defer the enforcement of this Guaranty against Guarantor. Guarantor acknowledges that Guarantor intends to allow Buyer to enforce the Guaranty against Guarantor in such manner.  All of Guarantor’s assets will be available to satisfy Buyer’s claims against Guarantor under this Guaranty.

(d)                                 Continuation of Liability.  Guarantor’s liability for the Guaranteed Obligations, as may be limited by Section 2(b), and the Additional Obligations shall continue at all times until the Guaranteed Obligations, as may be limited by Section 2(b), and Additional Obligations have actually been paid in full, even if other circumstances have changed such that in Guarantor’s view Guarantor’s liability under this Guaranty should terminate, except to the extent that any express conditions to the termination of this Guaranty, as set forth in this Guaranty, have been satisfied.

15.                               Buyer’s Disgorgement of Payments.  Upon payment of all or any portion of the Guaranteed Obligations or Additional Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Transactions (other than indemnification obligations which expressly survive beyond the termination of the Repurchase Agreement and the other Transaction Documents).  Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of any Insolvency Proceedings, whether or not then pending, affecting either Seller or any other person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations or Additional Obligations.

16.                               Financial Information.  To the extent not delivered by any Seller, Guarantor shall deliver to Buyer all financial reports required to be delivered by each Seller pursuant to Section 12(h) of the Repurchase Agreement.

17.                               Notice of Default, Litigation, Licensing and Material Events.  Guarantor shall promptly, and in any event (a) within one (1) Business Day after Guarantor’s knowledge thereof, notify Buyer of any default on the part of Guarantor under any indebtedness which could give rise to an Event of Default, (b) within three (3) Business Days after service of process or Guarantor’s knowledge thereof, notify Buyer of the commencement, or threat in writing of, any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets or any judgment in any action, suit, proceeding, investigation or arbitration involving Guarantor or any of its Affiliates or assets, which in any of the foregoing cases (i) relates to any Purchased Loan, (ii) questions or challenges the validity or enforceability of any Transaction or Transaction Document, (iii) makes a claim or claims against Guarantor in an aggregate amount in excess of $20,000,000 or (iv) that, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect, (c) within three (3) Business Days after Guarantor’s knowledge thereof, notify Buyer of any material events related to licenses held by, or licensing of, the Guarantor, if any, that individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect or which could otherwise give rise to an Event of Default, and (d) within three (3) Business Days after Guarantor’s knowledge thereof, notify Buyer of any material events related to the Guarantor that individually or in the aggregate, could be reasonably likely to (x) have a Material Adverse Effect or (y) otherwise give rise to an Event of Default.

18.                               Right to Set Off.  Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Buyer may have with respect to any Cash, Cash Equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Buyer by QRS Seller, TRS Seller, Pledgor or by Guarantor.  Upon the occurrence and during the continuance of any Event of Default, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Buyer to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty.  Buyer agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty.  The rights of Buyer under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Buyer may have.

19.                               Governing Law.  This Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law, without giving effect to the conflict of law principles thereof.

20.                               Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 Each of Guarantor and, by its acceptance of the benefits hereof, Buyer, irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty and (ii) waives, pursuant to, and in accordance with, Section 5-1402 of the New York General Obligations Law, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)                                 To the extent that either Guarantor or, by its acceptance of the benefits hereof, Buyer, has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each of Guarantor and, by its acceptance of the benefits hereof, Buyer, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Guaranty or relating in any way to this Guaranty.

(c)                                  Each of Guarantor and, by its acceptance of the benefits hereof, Buyer, hereby irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to it at its address set forth in the opening paragraph of this Guaranty.  Each of Guarantor and, by its acceptance of the benefits hereof, Buyer,  hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 20 shall affect the right of Guarantor or Buyer to serve legal process in any other manner permitted by law or affect the right of either Guarantor or Buyer to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)                                 EACH OF GUARANTOR AND, UPON ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.  BUYER MAY FILE A COUNTERPART OR A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

21.                               Merger; No Conditions; Amendments.  This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty.  This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty.  No course of prior dealings among the parties, no usage of trade, and no extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty.  This Guaranty is unconditional.  There are no unsatisfied conditions to the full effectiveness of this Guaranty.  No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Guarantor and Buyer’s written agreement.  If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

22.                               Enforcement.  Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213.  In the event of any Proceeding between QRS Seller, TRS Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Transactions against QRS Seller, TRS Seller or Guarantor, or in the event of any Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.

23.                               Fundamental Changes.  Except in connection with an IPO Transaction, Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Buyer’s prior written consent.

24.                               Further Assurances.  Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may reasonably request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Transaction Documents.

25.                               Certain Organizational Matters.  Guarantor’s liability shall not be impaired by changes in the name or composition of QRS Seller, TRS Seller or Guarantor.  The withdrawal or removal of any partner(s) or member(s) of QRS Seller, TRS Seller or Guarantor shall not diminish Guarantor’s liability or the liability of any withdrawing general partners of Guarantor.

26.                               Electronic Delivery.  Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

27.                               Miscellaneous.

(a)                                 Assignability.  Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Transaction Documents, in accordance with the terms of the Transaction Documents and in connection with a corresponding assignment made pursuant to Section 19 of the Repurchase Agreement, without in any way affecting Guarantor’s or either Seller’s liability.  Upon request in connection with any such assignment Guarantor shall deliver such documentation acknowledging such assignment as Buyer shall reasonably request.  Buyer may from time to time designate any Buyer Entity to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty.  This Guaranty shall benefit Buyer and its successors and assigns (including any Buyer Entity) and shall bind Guarantor and its successors, and assigns.  Guarantor may not assign this Guaranty in whole or in part without the prior written consent of Buyer.

(b)                                 Notices.  All notices, requests and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this Guaranty and shall be effective for all purposes if hand delivered or sent by: (i) hand delivery, with proof of delivery, (ii) certified or registered United States mail, postage prepaid, (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (iv) e-mail with proof of delivery to the address set forth in the opening paragraph of this Guaranty or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 27(b).  Any notice, request or demand shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when first delivered or the first attempted delivery on a business day, (iii) in the case of expedited prepaid delivery, upon the first attempted delivery on a business day, or (iv) in the case of e-mail, upon receipt of confirmation of delivery.

28.                               Business Purposes.  Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes.  Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

29.                               No Third-Party Beneficiaries.  This Guaranty is executed and delivered for the benefit of Buyer and its successors, and assigns, and is not intended to benefit any third party.

30.                               CERTAIN ACKNOWLEDGMENTS BY GUARANTOR.  GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLERS’ COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first written above.

GUARANTOR:

KKR REAL ESTATE FINANCE HOLDINGS L.P.
a Delaware limited partnership

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Chief Operating Officer and Secretary